QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.2

October 26, 2012

The Savannah Bancorp, Inc.
25 Bull Street
Savannah, Georgia 31401

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-4 (as amended through the date hereof, the "Registration Statement") of SCBT Financial Corporation, a South Carolina corporation ("SCBT"), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of The Savannah Bancorp, Inc., a Georgia corporation, with and into SCBT.

        We have participated in the preparation of the discussion set forth in the section entitled "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Alston & Bird LLP

QuickLinks

  Exhibit 8.2